Exhibit 3.1

AMENDMENT TO THE

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ARMADA ACQUISITION CORP. I

Pursuant to Section 242 of the

Delaware General Corporation Law

ARMADA ACQUISITION CORP. I (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1.

The name of the Corporation is Armada Acquisition Corp. I. The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on November 5, 2020 (the “Original Certificate”) and was subsequently amended and restated on February 4, 2021. A Second Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on August 12, 2021 (the “Amended and Restated Certificate of Incorporation”).

2.	This Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of Incorporation of the Corporation.

3.

This Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of the capital stock of the Corporation entitled to vote generally at a meeting of stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”).

4.	The text of Section E of Article SIXTH is deleted in its entirety and replaced with the following:

“Intentionally Omitted”

IN WITNESS WHEREOF, Armada Acquisition Corp. I has caused this Amendment to the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of this 1st day of August, 2024.

ARMADA ACQUISITION CORP. I

By:	/s/ Stephen P. Herbert
Name:	Stephen P. Herbert
Title:	Chairman and Chief Executive Officer

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